Exhibit 99.1

World Point Terminals, LP Announces Financial Results for the Quarter Ended September 30, 2015

ST. LOUIS, Missouri, November 12, 2015 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended September 30, 2015.

Financial Summary

A summary of the financial results for the three months ended September 30, 2015 compared to the three months ended September 30, 2014, includes:

•	Revenues for the three months ended September 30, 2015 decreased $0.1 million compared to the three months ended September 30, 2014.
o	Base storage services fees increased $0.3 million or 2% primarily as a result of the addition of new customers in 2015 at the Blakeley Island terminal, and the addition of the Greensboro terminal in the first quarter of 2015, partially offset by reduced base storage fees at the Galveston terminal.
o	Excess storage fees decreased slightly compared to the three months ended September 30, 2014.
o	Ancillary and additive services decreased $0.4 million primarily as a result of reduced customer activity at the Galveston terminal.
•	Operating expenses for the three months ended September 30, 2015 increased $0.4 million or 6% compared to the three months ended September 30, 2014. This increase was primarily attributable to a (i) $0.2 million increase in labor costs due to the acquisition of the Blakeley Island, Chickasaw, and Greensboro terminals and normal wage increases, (ii) $0.1 million increase in insurance, (iii) $0.2 million increase in repairs and maintenance primarily due to periodic tank cleaning and repairs, and (iv) $0.1 million increase in utilities offset by a $0.2 million decrease in other expenses.
•	Selling, general and administrative expenses, including reimbursements to affiliates, for the three months ended September 30, 2015 increased $0.1 million or 4%, compared to the three months ended September 30, 2014 primarily as a result of directors’ fees that were incurred later in the year in 2015 than in 2014.
•	Depreciation and amortization expense for the three months ended September 30, 2015 increased $1.2 million, or 22%, compared to the three months ended September 30, 2014. This increase is primarily due to (i) normal capital expenditures and (ii) assets placed in service at the two terminals in Mobile, Alabama and the acquisition of the Greensboro, North Carolina terminal in January 2015.
•	Interest expense for the three months ended September 30, 2015 decreased slightly compared to the three months ended September 30, 2014.

•	Interest and dividend income for the three months ended September 30, 2015 decreased slightly compared to the three months ended September 30, 2014. This decrease was attributable to lower amounts of short-term investments held during the third quarter of 2015.
•	Gain (loss) on investments for the three months ended September 30, 2015 increased $0.2 million compared to the three months ended September 30, 2014. The increase was primarily attributable to a larger mark-to market gain on investments recorded at September 30, 2015.
•	Income tax expense for the three months ended September 30, 2015 increased slightly compared with the three months ended September 30, 2014.
•	Net income for the three months ended September 30, 2015 decreased $1.3 million, or 16%, compared to the three months ended September 30, 2014. Net income was $0.20 per unit for the three months ended September 30, 2015.
•	Adjusted EBITDA, as defined by the Partnership, decreased $0.2 million for the three months ended September 30, 2015 compared with the three months ended September 30, 2014.

A summary of the financial results for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014, includes:

•	Revenues for the nine months ended September 30, 2015 increased $4.3 million, or 6%, compared to the nine months ended September 30, 2014.
o	Base storage services fees increased $4.5 million or 8%, primarily as a result of the addition of the Blakeley Island and Chickasaw terminals in the second quarter of 2014, and the addition of the Greensboro terminal in the first quarter of 2015, partially offset by reduced base storage fees at the Galveston terminal.
o	Excess storage services fees decreased $0.1 million for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014.
o	Ancillary and additive services for the nine months ended September 30, 2015 decreased $0.1 million compared to the nine months ended September 30, 2014, primarily as a result of reduced customer activity at the Galveston terminal, partially offset by the addition of the Blakeley Island and Chickasaw terminals in the second quarter of 2014 and the addition of the Greensboro terminal in the first quarter of 2015.
•	Operating expenses for the nine months ended September 30, 2015 increased $2.5 million, or 12%, compared to the nine months ended September 30, 2014. This increase was primarily attributable to a (i) $1.6 million increase in labor costs due to the acquisition of the Blakeley Island, Chickasaw, and Greensboro terminals and normal wage increases, (ii) $0.4 million increase in insurance, (iii) $0.6 million increase in repairs and maintenance due to periodic tank cleaning and repairs, and (iv) $0.3 million increase in property taxes, offset by a $0.4 million decrease in utilities and other expenses.
•	Selling, general and administrative expenses, including reimbursements to affiliates, for the nine months ended September 30, 2015 decreased $0.5 million, or 10%, compared to the nine months ended September 30, 2014 as a result of a (i) $0.7 million decrease in personnel and other professional fees, (ii) $0.1 million decrease in public company and other expenses, and (iii) $0.3 million decrease in insurance and legal expense, offset by a $0.6 million increase in unit-based compensation expense.
•	Depreciation and amortization expense for the nine months ended September 30, 2015 increased $3.8 million, or 25%, compared to the nine months ended September 30, 2014. This increase is primarily due to (i) normal capital expenditures and (ii) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014 and the acquisition of the Greensboro, North Carolina terminal in January 2015.

•	Interest expense for the nine months ended September 30, 2015 decreased slightly compared to the nine months ended September 30, 2014.
•	Interest and dividend income for the nine months ended September 30, 2015 increased $0.1 million compared to the nine months ended September 30, 2014. This increase was attributable to higher amounts of short-term investments held during the first half of 2015.
•	Gain (loss) on investments for the nine months ended September 30, 2015 decreased slightly compared to the nine months ended September 30, 2014. The decrease was primarily attributable to a mark-to-market loss on investments recorded at September 30, 2015 as opposed to a small gain recorded at September 30, 2014.
•	Income tax expense for the nine months ended September 30, 2015 increased slightly compared with the nine months ended September 30, 2014.
•	Net income for the nine months ended September 30, 2015 decreased $1.2 million, or 5%, compared to the nine months ended September 30, 2014. Net income was $0.72 per unit for the nine months ended September 30, 2015.
•	Adjusted EBITDA, as defined by the Partnership, increased $3.4 million for the nine months ended September 30, 2015 compared with the nine months ended September 30, 2014.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Operations for the three and nine month periods ended September 30, 2015 and September 30, 2014.

Filing of Quarterly Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on November 12, 2015.

Operational Update

The Partnership reported growth in both revenue and adjusted EBITDA in the first nine months of 2015 compared to the first nine months of 2014, due primarily to revenue from the Greensboro, Chickasaw, and Blakeley Island terminals. In addition, during the first quarter of 2015, we had 580,000 barrels of tankage contracted under “spot” (month-to-month) contracts, that replaced revenues from contracts that were not renewed at the end of 2014. As of September 30, 2015, we have approximately 739,000 barrels of unutilized storage at our Galveston terminal. There is no certainty as to when we will be able to place those tanks under contract. In addition, there is no certainty that contracts expiring in 2015 will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership. Despite the likelihood that we may experience some near-term under-utilization of our assets, we maintain our belief that the long-term outlook for our industry remains strong.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 15.5 million barrels of storage capacity at 18 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense and equity based compensation expense as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the three month periods ended September 30, 2015 and September 30, 2014.

Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands)

REVENUES
Third parties	$13,762	$13,918	$44,219	$42,702
Affiliates	8,723	8,678	27,846	25,039
	22,485	22,596	72,065	67,741

Operating costs, expenses and other
Operating expenses	6,529	6,567	21,179	19,061
Operating expenses reimbursed to affiliates	1,143	668	2,529	2,141
Selling, general and administrative expenses	990	1,106	2,950	3,624
Selling, general and administrative expenses reimbursed to affiliates	654	470	1,545	1,375
Depreciation and amortization	6,498	5,321	18,956	15,116
Income from joint venture	(432)	(86)	(602)	(347)
Total operating costs, expenses and other	15,382	14,046	46,557	40,970

INCOME FROM OPERATIONS	7,103	8,550	25,508	26,771

OTHER INCOME (EXPENSE)
Interest expense	(209)	(211)	(620)	(641)
Interest and dividend income	55	90	232	136
Gain (loss) on investments and other-net	115	(68)	47	91
Income before income taxes	7,064	8,361	25,167	26,357
Provision for income taxes	77	31	107	104
NET INCOME	$6,987	$8,330	$25,060	$26,253

Operating Data:
Available storage capacity, end of period (mbbls)	15,452	14,591	15,452	14,591
Average daily terminal throughput (mbbls)	162	177	185	185

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$6,987	$8,330	$25,060	$26,253
Depreciation and amortization	6,498	5,321	18,956	15,116
Depreciation and amortization – CENEX joint venture	143	95	366	162
Provision for income taxes	77	31	107	104
Interest expense	209	211	620	641
Interest and dividend income	(55)	(90)	(232)	(136)
Equity based compensation expense	635	635	1,905	1,297
(Gain) loss on investments and other - net	(115)	68	(47)	(91)
Adjusted EBITDA	$14,379	$14,601	$46,735	$43,346

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